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                                                                    EXHIBIT 16.1


                       [DELOITTE & TOUCHE LLP LETTERHEAD]

April 14, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams;

We have read Item 4 of Phoenix Footwear Group, Inc.'s Form 8-K dated April 14, 2005, and have the following comments:

1. We agree with the statements made in the second and third sentences of the first paragraph, and the second, third and fifth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph and the fourth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP